Exhibit 99.2

RENAISSANCE LEARNING, INC.
CORPORATE GOVERNANCE GUIDELINES
Effective as of February 16, 2011

I.	AUTHORITY AND RESPONSIBILITIES OF THE BOARD OF DIRECTORS

All corporate authority resides with the Board of Directors as fiduciaries of the Company’s shareholders, except for those matters reserved to the shareholders.  The Board of Directors has delegated to management the authority to pursue the Company’s objectives.  The Board of Directors has retained oversight authority — overseeing the implementation of standards of accountability and monitoring the effectiveness of management.  Management, not the Board of Directors, is responsible for managing the Company.

Consistent with this division of authority, the primary responsibilities of the Board of Directors and its committees include:

1.
Overseeing the conduct of the Company’s business to determine whether it is being effectively managed, evaluating the performance of the Company and its senior management, and selecting, evaluating and fixing the compensation of the chief executive officer and other executive officers as it deems appropriate.

2.	Monitoring corporate strategies and major plans and transactions.

3.	Providing advice and counsel to the chief executive officer and management.

4.
Overseeing management in an effort to ensure that the assets of the Company are safeguarded through the maintenance of appropriate accounting, financial and other controls, and that the business of the Company is conducted in compliance with applicable laws and regulations and the highest ethical standards.

5.
Overseeing the Company’s risk assessment and risk management programs.  The Board of Directors has delegated responsibility for the oversight of the Company’s risk assessment and risk management programs as they relate to financial statement risk and protection of assets to the Audit Committee.

6.	Evaluating the overall effectiveness of the Board of Directors, as well as selecting and recommending to shareholders qualified candidates for election to the Board of Directors.

These corporate governance guidelines are intended to embody the principles by which the Board of Directors operates.  These guidelines are not intended to be a detailed code of regulations, but rather a statement of governing principles.  This document will be changed from time to time as conditions warrant.

II.	SELECTION AND COMPOSITION OF THE BOARD OF DIRECTORS

A.           INDEPENDENCE

Independent directors currently constitute and will continue to constitute a majority of the Board of Directors.  A director will be considered “independent” if he or she meets the requirements for independence set forth in the rules of the NASDAQ Stock Market LLC.

B.           SELECTION CRITERIA FOR BOARD MEMBERS

The nominating and governance committee is charged with the responsibility to develop and recommend to the Board of Directors guidelines for selecting candidates for election to the Board of Directors, and to periodically review such guidelines and recommend to the Board of Directors amendments to such guidelines that the committee deems appropriate.  The nominating and governance committee will also periodically review director profiles and an inventory of director skills and experience.

C.           SUCCESSION PLANNING

The nominating and governance committee is responsible for developing and periodically reviewing succession plans for the directors.  The nominating and governance committee will periodically report to the Board of Directors on these matters.

III.	BOARD STRUCTURE

A.           NUMBER OF DIRECTORS

The Company’s amended and restated articles of incorporation provide that the Board of Directors shall have no less than one (1) and no more than fifteen (15) members.  The Board of Directors will assess its size from time to time.  It is the philosophy of the Board of Directors that smaller boards of directors are more effective, although the Board of Directors would be willing to increase its size in order to accommodate an outstanding candidate or to satisfy the staffing needs of its committees.

B.           BOARD LEADERSHIP

The Board of Directors has the flexibility to decide whether combining or separating the roles of Chairman of the Board and chief executive officer will best serve the Company at a given point in time.  In either case, the function of the Board of Directors in monitoring the performance of the senior management of the Company will be fulfilled by the presence of a majority of independent directors on the Board of Directors.

C.           LEAD DIRECTOR

The Board of Directors has established and will maintain an arrangement under which an independent director will serve as lead director of the Board of Directors until his or her successor is duly appointed.  The lead director will:

1.	preside at executive sessions of the non-employee directors and all other meetings of directors where the Chairman of the Board is not present;

2.	serve as liaison between the Chairman of the Board and Chief Executive Officer and the non-employee directors;

3.	have the authority to call meetings of the non-employee directors;

4.	if requested by major shareholders, ensure that he or she is available for consultation and direct communication; and

5.	review the meeting agendas for the Board prior to being mailed.

D.           BOARD COMMITTEES

1.
The standing committees of the Board of Directors are the audit committee, the compensation committee, and the nominating and governance committee.  Board committees receive their authority exclusively through delegation from the Board of Directors.  The audit committee, the compensation committee and the nominating and governance committee have written charters that set forth the responsibilities of, and other legal requirements applicable to, each committee.  Each charter has been approved by the Board of Directors.

2.
The nominating and governance committee, in consultation with the Chairman of the Board, is responsible for recommending to the Board of Directors the assignment of Board members to Board committees.  All standing committees will consist of independent directors.

3.	The committee chairperson, in consultation with the committee members, will determine the frequency and length of committee meetings. Directors may attend any Board committee meeting.

4.
At the request of the Chairman of the Board, committee chairs will each report on the activities of their committee at each regular meeting of the Board of Directors.  In addition, the minutes of all committee meetings will be regularly distributed to all Board members.

IV.	BOARD AND COMMITTEE OPERATIONS

A.	MEETING MATERIALS AND AGENDAS DISTRIBUTED IN ADVANCE; OTHER INFORMATION

In general, information and data that is important to the understanding of the Board of Directors or a committee of the matters to be discussed at each meeting, including meeting agendas, will be distributed in writing to the Board of Directors or committee chairs a reasonable amount of time before the Board of Directors or committee meets so that meeting time may be conserved and discussion time focused on questions that the directors have about the materials.  Directors are expected to review meeting materials prior to the meeting.  Management will seek to ensure that the information is complete and accurate, while making every attempt to see that this material is as brief as possible.  When appropriate, management will seek input from legal counsel with respect to the meeting materials.

B.           MEETING ATTENDANCE

Directors are expected to participate in each regular and special meeting of the Board of Directors and of each committee of which the director is a member.  The Company’s bylaws authorize members of the Board of Directors and members of any committee of the Board of Directors to participate in and act at a meeting through the use of telephonic or other communication equipment.  The personal attendance of directors at such meetings is preferred.

C.           INDEPENDENT ADVICE

The Board of Directors or any Board committee has the authority to seek legal or other expert advice from a source independent of management, including the authority to approve the expert’s fees and terms of retention.

D.           ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

The Chairman of the Board will arrange for members of senior management to attend Board meetings from time to time who can make presentations on, and respond to questions about, meeting topics over which they have responsibility.  Additionally, the Chairman of the Board will arrange for members of senior management to attend Board meetings whom the Chairman of the Board believes have future potential and should be given exposure to the Board.

E.           ACCESS TO MANAGEMENT AND EMPLOYEES

Directors have complete access to the Company’s management and employees.  The Board of Directors believes that any such contact should be reasonable in frequency and length and should not be distracting to the business operations of the Company.

F.           EXECUTIVE SESSIONS

The non-management members of the Board of Directors will meet in executive session without management at each regularly scheduled meeting of the Board.  Executive sessions of the non-management directors will be chaired by the lead director.

G.           BOARD INTERACTION WITH THIRD PARTIES

The Board of Directors believes that management speaks for the Company.  The chief executive officer is responsible for establishing effective communications with constituencies of the Company, including shareholders, employees, suppliers, customers, and communities in which the Company operates. Non-management directors will communicate directly with any interested party that wishes to make their concerns known to the non-management directors, without management present.

V.	BOARD PERFORMANCE

A.           EVALUATIONS

The nominating and governance committee is responsible for coordinating an annual self-evaluation of the performance of the Board of Directors and each of its committees.  This evaluation will be discussed with the full Board of Directors.

B.           BOARD COMPENSATION

The Board of Directors believes that the Company should offer cash and equity-based compensation to directors for their service on the Board at a level that will attract director candidates who satisfy the Company’s selection criteria for board members.  The compensation committee will periodically review the compensation arrangements in effect for the non-management members of the Board of Directors and recommend to the full Board of Directors any changes deemed appropriate.

C.           OTHER BOARD MEMBERSHIPS

In deciding whether to serve on other boards, independent directors are encouraged to take into account the impact of such other directorships on attendance at, and the quality of participation in, meetings of the Board of Directors.  Independent directors should advise the Chairman of the Board and the chairperson of the nominating and governance committee in advance of their other board commitments.

VI.	SENIOR MANAGEMENT

A.           EXECUTIVE OFFICER EVALUATIONS

The compensation committee will oversee the evaluation of the performance of the executive officers of the Company, and will counsel the appropriate executive officers in management development and performance evaluation matters.  These evaluations should be used by the compensation committee in the course of its deliberations when considering the compensation of the executive officers.

B.           SUCCESSION PLANNING

Succession planning, and selection of a successor, for the chief executive officer and the Company’s other executive officers is ultimately the responsibility of the Board of Directors.  The compensation committee is responsible for the periodic review of succession plans for the president and chief executive officer, the chief financial officer, any other “executive officers” of the Company and its subsidiaries under Section 16 of the Securities Exchange Act of 1934, and other key executive officers of the Company and its subsidiaries identified from time to time by the committee.  The compensation committee will periodically report to the Board of Directors on these matters.

C.           OUTSIDE BOARD MEMBERSHIPS

The Board of Directors will be notified of any outside board memberships accepted by an executive officer.  The Board generally discourages more than three corporate board memberships (excluding charitable board memberships).

VII.	REVISIONS

The nominating and governance committee will reevaluate these guidelines periodically and recommend to the Board of Directors for adoption any revisions that it deems necessary or appropriate.